                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           THERMO CARDIOSYSTEMS INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           THERMO CARDIOSYSTEMS INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

[LOGO]


470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697


                                                                  April 12, 2000

Dear Stockholder:

     The enclosed Notice calls the 2000 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. I respectfully request that all Stockholders attend this meeting, if possible.

     Our Annual Report for the year ended January 1, 2000, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

     Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, American Stock Transfer & Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

     I would appreciate your immediate attention to the mailing of this proxy.

                                    Yours very truly,


                                    /s/ R. Michael Kleine

                                    R. MICHAEL KLEINE
                                    Chief Executive Officer

[LOGO]


470 Wildwood Street
P.O. Box 2697
Woburn, Massachusetts 01888-2697

                                                                  April 12, 2000

To the Holders of the Common Stock of
THERMO CARDIOSYSTEMS INC.


                            NOTICE OF ANNUAL MEETING

     The 2000 Annual Meeting of the Stockholders of Thermo Cardiosystems Inc. (the "Corporation") will be held on Thursday, May 25, 2000, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

     1.   Election of seven directors.

     2. Such other business as may properly be brought before the meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is March 31, 2000.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please promptly sign and return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                    SANDRA L. LAMBERT
                                    Clerk

                                 PROXY STATEMENT

         The enclosed proxy is solicited by the board of directors of Thermo Cardiosystems Inc. (the "Corporation") for use at the 2000 Annual Meeting of the Stockholders to be held on Thursday, May 25, 2000, at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, P.O. Box 2697, Woburn, Massachusetts 01888-2697. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about April 17, 2000.

                                VOTING PROCEDURES

         The board of directors intends to present to the meeting the election of seven directors, constituting the entire board of directors.

         The representation in person or by proxy of a majority of the outstanding shares of the common stock of the Corporation, $.10 par value (the "Common Stock"), entitled to vote at the meeting is necessary to provide a quorum for the transaction of business at the meeting. Shares can be voted only if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. Votes of Stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes (as defined below) are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

         Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for directors and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the meeting.

         In order to be elected a director, a nominee must receive the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote on the election. Withholding authority to vote for a nominee for director will have no effect on the outcome of the vote. If you hold your shares of Common Stock through a broker, bank or other representative, generally the broker or your representative may only vote the Common Stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is a "broker non-vote" on that matter. With regard to the election of directors, broker non-votes will have no effect on the outcome of the vote.

         A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the meeting by written notice to the Clerk of the Corporation received prior to the meeting, by executing and returning a later dated proxy or by voting by ballot at the meeting.

         The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of March 31, 2000, consisted of 38,569,081 shares of Common Stock. Only Stockholders of record at the close of business on March 31, 2000, are entitled to vote at the meeting. Each share is entitled to one vote.

                              ELECTION OF DIRECTORS

         Seven directors are to be elected at the meeting, constituting the entire board of directors, each to hold office until his successor is elected and qualified or until his earlier resignation, death or removal.

Nominees For Directors

         Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent company, Thermedics Inc. ("Thermedics"), a manufacturer of biomedical products, product quality-assurance systems and security devices, and Thermedics' parent company, Thermo Electron Corporation ("Thermo Electron"), a provider of products and services in measurement instrumentation, medical devices, power generation and resource recovery, is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

--------------------------------------------------------------------------------
Walter J. Bornhorst         Dr. Bornhorst, 59, has been a director of the
                            Corporation since 1988. Since 1994, Dr. Bornhorst
                            has been the chairman of Z Corporation, a developer
                            of rapid prototyping equipment.
--------------------------------------------------------------------------------
Elias P. Gyftopoulos        Dr. Gyftopoulos, 72, has been a director of the
                            Corporation since September 1994. He is Professor
                            Emeritus of The Massachusetts Institute of
                            Technology, where he was the Ford Professor of
                            Mechanical Engineering and of Nuclear Engineering
                            for more than 20 years prior to his retirement in
                            1996. Dr. Gyftopoulos is also a director of Thermo
                            BioAnalysis Corporation, Thermo Electron, ThermoLase
                            Corporation, ThermoRetec Corporation and Trex
                            Medical Corporation.
--------------------------------------------------------------------------------
John T. Keiser              Mr. Keiser, 64, has been a director of the
                            Corporation since April 1997 and chairman of the
                            board since December 1998. He has been the chief
                            operating officer, biomedical, of Thermo Electron
                            since September 1998, and a vice president from
                            April 1997 until his promotion. Mr. Keiser has been
                            the president and chief executive officer of
                            Thermedics since March 1998 and December 1998,
                            respectively, and was a senior vice president of
                            Thermedics from 1994 until his promotion to
                            president. He has also been the president of Thermo
                            Electron's wholly owned biomedical group, a
                            manufacturer of medical equipment and instruments,
                            since 1994. Mr. Keiser is a director of Metrika
                            Systems Corporation, Thermedics Inc., ThermoLase
                            Corporation, ThermoTrex Corporation and Trex Medical
                            Corporation.
--------------------------------------------------------------------------------
R. Michael Kleine           Mr. Kleine, 46, has been a director and chief
                            executive officer of the Corporation since March
                            1999 and November 1998, respectively. Mr. Kleine
                            served as the president and chief executive officer
                            of Sorin Biomedical, a manufacturer and distributor
                            of cardiopulmonary equipment, from October 1997 to
                            November 1998. From 1994 to 1997, Mr. Kleine held a
                            number of management positions at, and most recently
                            had served as president of, Bird Medical
                            Technologies Inc., a wholly-owned subsidiary of
                            Thermo Electron. From 1993 to 1994, Mr. Kleine
                            served as vice president of sales, North America, at
                            Baxter International, Bentley Division, a
                            manufacturer of healthcare products.
--------------------------------------------------------------------------------
Leonard Laster              Dr. Laster, 71, has been a director of the
                            Corporation since 1988. Dr. Laster has been the
                            Distinguished University Professor of Medicine and
                            Health Policy and Chancellor Emeritus of the
                            University of Massachusetts Medical Center since
                            1990.
--------------------------------------------------------------------------------
Victor L. Poirier           Mr. Poirier, 58, has been a director of the
                            Corporation since 1991. Mr. Poirier has been
                            president and chief technical officer of the
                            Corporation since 1990 and 1999, respectively, and
                            was the chief executive officer of the Corporation
                            from 1991 to November 1998. Mr. Poirier has been a
                            senior vice president of Thermedics since 1985.
--------------------------------------------------------------------------------
Nicholas T. Zervas          Dr. Zervas, 71, has been a director of the
                            Corporation since 1989. Dr. Zervas has been Chief of
                            Neurological Service, Massachusetts General
                            Hospital, since 1977. Dr. Zervas is also a director
                            of Thermedics, ThermoLase Corporation and ThermoTrex
                            Corporation.
--------------------------------------------------------------------------------

Committees of the Board of Directors and Meetings

         The board of directors has established an audit committee and a human resources committee, each consisting solely of directors who are not employees of the Corporation, of Thermo Electron or any other companies affiliated with Thermo Electron ("outside directors"). The present members of the audit committee are Dr. Laster (Chairman) and Dr. Zervas. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Gyftopoulos (Chairman), Dr. Laster and Dr. Zervas. The human resources committee reviews the performance of senior members of management, approves executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met six times, the audit committee met twice and the human resources committee met four times during fiscal 1999. Each director attended at least 75% of all meetings of the board of directors and committees on which he served that were held during fiscal 1999.

Compensation of Directors

         Cash Compensation

         Outside directors receive an annual retainer of $2,000 and a fee of $1,000 per meeting for attending regular meetings of the board of directors and $500 per meeting for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Mr. Keiser, Mr. Kleine and Mr. Poirier are all employees of Thermo Electron companies and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

         Deferred Compensation Plan

         Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change of control or proposed change of control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Any of the following are deemed to be a change of control: (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on July 1, 1999 or who subsequent to that date were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns 40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. As of January 1, 2000 a total of 140,625 shares of Common Stock were reserved for issuance under the Deferred Compensation Plan and deferred units equal to approximately 13,823 shares of Common Stock were accumulated under the Deferred Compensation Plan.

         Directors Stock Option Plan

         The Corporation's directors stock option plan (the "Directors Plan") provides for the grant of stock options to purchase shares of Common Stock to outside directors as additional compensation for their service as directors. Under the Directors Plan, each outside director is automatically granted options to purchase 1,000 shares of Common Stock annually at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants are immediately exercisable at any time from and after the grant date of the option and expire on the third anniversary of the grant date.

         The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days immediately preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of January 31, 2000, options to purchase 45,550 shares of Common Stock had been granted under the Directors Plan, options to purchase 18,600 shares of Common Stock were outstanding, options to purchase 13,300 shares of Common Stock had lapsed, options to purchase 13,650 shares of Common Stock had been exercised, and options to purchase 42,750 shares of Common Stock were available for future grant.

Stock Ownership Policy for Directors

         The human resources committee of the board of directors (the "Committee") has established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors are requested to achieve this ownership level within a three-year period. The chief executive officer of the Corporation is required to comply with a separate stock holding policy established by the Committee, which is described in "Committee Report on Executive Compensation - Stock Ownership Policy."

                                STOCK OWNERSHIP

         The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of January 31, 2000, with respect to (i) each director, (ii) each executive officer named in the summary compensation table under the heading "Executive Compensation" (collectively, the "named executive officers") and (iii) all directors and current executive officers as a group. In addition, the following table sets forth the beneficial ownership of Common Stock, as of January 31, 2000, with respect to each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock.

         While certain directors and executive officers of the Corporation are also directors and executive officers of Thermo Electron or its subsidiaries other than the Corporation, all such persons disclaim beneficial ownership of the shares of Common Stock beneficially owned by Thermo Electron.

                                                        Thermo                                     Thermo Electron
                        Name (1)                 Cardiosystems Inc. (2)    Thermedics Inc. (3)     Corporation (4)
                        --------                 ----------------------    -------------------     ---------------
          Thermo Electron Corporation (5)             23,129,293                    N/A                    N/A
          Putnam Investments, Inc. (6)........         2,279,179                    N/A                    N/A
          Walter J. Bornhorst.................             6,400                      0                  9,415
          Elias P. Gyftopoulos................            16,565                  8,298                 91,399
          John T. Keiser......................            57,473                194,693                331,636
          R. Michael Kleine...................           121,025                 40,000                 15,700
          Timothy J. Krauskopf................            84,696                      0                  1,446
          Leonard Laster......................            17,584                      0                      0
          Victor L. Poirier...................           283,772                 54,455                 53,880
          Betty Silverstein Russell...........            57,854                  1,455                  8,911
          Nicholas T. Zervas..................            44,924                 30,664                      0
          All directors and current
            executive officers as a group
            (11 persons)......................           715,828                361,786              1,184,449

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children, and all share ownership includes sole voting and investment power.

(2) Shares of the Common Stock beneficially owned by Dr. Bornhorst, Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Krauskopf, Dr. Laster, Mr. Poirier, Ms. Silverstein Russell, Dr. Zervas and all directors and current executive officers as a group include 5,250, 3,750, 50,200, 110,000, 75,800, 3,000, 211,450, 20,520, 6,600 and 506,570 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos, Dr. Laster, Dr. Zervas and all directors and current executive officers as a group include 565, 4,184, 9,074 and 13,823 shares, respectively, that had been allocated through January 1, 2000, to their respective accounts maintained under the Deferred Compensation Plan. Shares beneficially owned by Dr. Laster include 750 shares held by his spouse. Shares beneficially owned by Ms. Silverstein Russell include 157 shares owned by her spouse. Shares beneficially owned by Dr. Zervas include 19,000 shares held by his spouse. No director or named executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially owned 1.85% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Poirier, Dr. Zervas and all directors and current executive officers as a group include 2,750, 187,900, 40,000, 10,000, 8,600 and 259,250 shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares of the common stock of Thermedics beneficially owned by all directors and current executive officers as a group include 2,413 shares, allocated through January 31, 2000, to certain group members' accounts maintained pursuant to Thermo Electron's employee stock ownership plan (the "ESOP"). Shares beneficially owned by Dr.

         Zervas and all directors and current executive officers as a group include 10,364 shares allocated through January 1, 2000, to Dr. Zervas' account maintained pursuant to Thermedics' deferred compensation plan for directors. No director or named executive officer beneficially owned more that 1% of the common stock of Thermedics outstanding as of January 31, 2000; all directors and current executive officers as a group beneficially did not beneficially own more than 1% of the Thermedics common stock outstanding as of such date.

(4) Shares of the common stock of Thermo Electron beneficially owned by Dr. Gyftopoulos, Mr. Keiser, Mr. Kleine, Mr. Krauskopf, Mr. Poirier, Ms. Silverstein Russell and all directors and current executive officers as a group include 27,442, 263,230, 15,200, 500, 46,123, 6,300 and 922,515
         shares, respectively, that such person or group had the right to acquire within 60 days of January 31, 2000, through the exercise of stock options. Shares beneficially owned by Dr. Gyftopoulos and all directors and current executive officers as a group include 1,378 shares that had been allocated through January 1, 2000, to their respective accounts maintained under Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Mr. Krauskopf include 557 shares held by his spouse. Shares of the common stock of Thermo Electron beneficially owned by all directors and current executive officers as a group include 2,497 shares, respectively, allocated through January 31, 2000 to certain group members' accounts maintained pursuant to the ESOP. No director or named executive officer beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 31, 2000; all directors and current executive officers as a group did not beneficially own more than 1% of the Thermo Electron common stock outstanding as of such date.

(5) As of January 31, 2000, Thermo Electron, directly and through its majority-owned subsidiary Thermedics, beneficially owned approximately 60.1% of the outstanding Common Stock. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02454-9046. As of January 31, 2000, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Information regarding the number of shares of the Common Stock beneficially owned by Putnam Investments, Inc. is based on the most recent Schedule 13G of Putnam Investments, Inc. received by the Corporation, which reported such ownership as of December 31, 1999. The address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109. Shares reported as beneficially owned by Putnam Investments, Inc. consist of shares beneficially owned by subsidiaries of Putnam Investments, Inc. that are registered investment advisers, which in turn include shares beneficially owned by clients of such investment advisers. Based on such information, Putnam Investments, Inc. beneficially owned 5.9% of the Common Stock outstanding as of December 31, 1999.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1999, except in the following instances. Mr. Kleine, a director and officer of the Corporation, filed his Form 5 late, reporting one late transaction consisting of the exempt grant of stock options. Thermo Electron filed one Form 4 late, reporting a total of ten transactions associated with the cancellation and grant of options to purchase Common Stock granted to employees under its stock option program.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table summarizes compensation during the last three fiscal years for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its three other most highly compensated executive officers. These executive officers are collectively referred to herein as the "named executive officers." No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

         The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under a corporate services agreement between the Corporation and Thermo Electron. See "Relationship with Affiliates." Accordingly, the compensation for these individuals is not reported in the following table.

                                               Summary Compensation Table
------------------------------------------------------------------------------------------------------------------
                                                                  Long Term Compensation
                                                                  ----------------------
                                                              Restricted          Securities
     Name and              Fiscal    Annual Compensation         Stock            Underlying         All Other
                                    ---------------------
Principal Position          Year      Salary      Bonus        Award (1)          Options (2)     Compensation (3)
------------------          ----      -----------------        ---------          -----------     ----------------
R. Michael Kleine (4)       1999    $210,000     $115,000      $195,000 (TCA)         200 (TMO)       $130,437 (5)
  Chief Executive Officer   1998     $17,500           $0            --           110,000 (TCA)       $100,000 (5)
                                                                                   15,000 (TMO)
                                                                                   40,000 (TMD)
-------------------------------------------------------------------------------------------------------------------
Victor L. Poirier (6)       1999    $200,000     $110,000      $185,625 (TCA)       3,200 (TCA)         $7,200
  President and Chief                                                               1,100 (TMO)
  Technology Officer                                                                3,300 (TMD)
                            1998    $170,000     $100,000            --            93,200 (TCA)         $7,200
                                                                                    3,798 (TMO)
                                                                                    2,000 (MKA)
                                                                                    2,000 (ONX)
                                                                                    4,000 (RGI)
                                                                                    3,100 (TMD)
                                                                                      999 (THI)
                                                                                    1,023 (TKN)
                                                                                    2,000 (TRIL)
                            1997    $160,000     $108,000            --            34,500 (TCA)         $7,125
                                                                                      800 (TMO)
                                                                                    3,600 (TMD)
-------------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf        1999    $120,000      $40,000       $56,250 (TCA)       4,000 (TCA)         $6,023
  Vice President,                                                                     200 (TMO)
  Regulatory Affairs and    1998    $115,000      $15,000            --             9,800 (TCA)         $6,932
  Quality Assurance                                                                   200 (TMO)
                            1997    $110,000      $20,000            --            20,000 (TCA)         $5,344
                                                                                      100 (TMO)
-------------------------------------------------------------------------------------------------------------------
Betty A. Silverstein        1999    $145,000      $67,500       $67,500 (TCA)       7,000 (TCA)         $5,391
  Russell (7)                                                                         600 (TMO)
  Former Senior Vice        1998    $132,000      $28,000            --            12,300 (TCA)         $5,625
  President                                                                           600 (TMO)
                            1997    $120,000      $35,000            --            23,700 (TCA)         $5,344
                                                                                      600 (TMO)
-------------------------------------------------------------------------------------------------------------------

(1) In fiscal 1999, Mr. Kleine, Mr. Poirier, Ms. Silverstein Russell and Mr. Krauskopf were awarded 20,800, 19,800, 7,200 and 6,000 shares, respectively, of restricted Common Stock of the Corporation with a value of $195,000, $185,625, $67,500 and $56,250, respectively, on the grant date. The restricted stock awards vest 33% per year beginning on the first anniversary of the grant date. Any cash dividends paid on restricted shares are entitled to be retained by the recipient without regard to vesting. Any stock dividends paid on restricted shares are entitled to be retained by the recipient subject to the same vesting restrictions as the underlying shares. At the end of fiscal 1999, Mr. Kleine, Mr. Poirier, Ms. Silverstein Russell and Mr. Krauskopf held 20,800, 19,800, 7,200 and 6,000 restricted shares, respectively, with an aggregate value of $136,510, $129,947, $47,254 and $39,378 respectively.

(2) Options to purchase Common Stock awarded to the named executive officers are followed by the designation "TCA." In addition, the named executive officers have also been granted options to purchase the common stock of Thermo Electron (designated in the table as TMO) and the following Thermo Electron companies during the last three fiscal years as part of Thermo Electron's stock option program: Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Killam Group Inc. (designated in the table as RGI), Thermedics (designated in the table as TMD), Thermo Instrument Systems Inc. (designated in the table as THI), ThermoTrex Corporation (designated in the table as TKN) and Thermo Trilogy Corporation (designated in the table as
     TRIL). Certain options reported in the proxy statement for prior years have been assumed by parent companies in connection with mergers effected as part of Thermo electron's reorganization and have been restated in the table as options in the parent companies.

(3) Represents the amount of matching contributions made by the individual's employer on behalf of the named executive officers participating in the Thermo Electron 401(k) plan.

(4) Mr. Kleine was appointed chief executive officer of the Corporation on November 30, 1998. The salary reported for fiscal year 1998 represents the amount paid from the commencement of his employment through January 2, 1999.

(5) Represents reimbursement by the Corporation of expenses associated with Mr. Kleine's relocation to Woburn, Massachusetts, in fiscal 1999 and a signing bonus paid to Mr. Kleine in connection with his appointment as the Corporation's chief executive officer in fiscal 1998.

(6) Mr. Poirier resigned as the Corporation's chief executive officer in November 1998 and was succeeded by Mr. Kleine.

(7) Ms. Silverstein Russell resigned as senior vice president of the Corporation effective March 17, 2000.

Stock Options Granted During Fiscal 1999

     The following table sets forth information concerning individual grants of stock options made during fiscal 1999 to the named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1999.

                                           Option Grants in Fiscal 1999
------------------------------------------------------------------------------------------------------------------
                                                                                              Potential Realizable
                                   Number of                                                    Value at Assumed
                                  Securities        Percent of                                  Annual Rates of
                                  Underlying      Total Options                                   Stock Price
                                    Options         Granted to       Exercise                   Appreciation for
                                  Granted and      Employees in     Price Per    Expiration     Option Term (2)
                                                                                                ---------------
             Name                 Company (1)       Fiscal Year       Share         Date         5%          10%
             ----                 -----------       -----------       -----         ----       ------       -----
R. Michael Kleine                   200 (TMO)          0.01% (3)     $14.81      09/22/04      $   820     $ 1,808
------------------------------------------------------------------------------------------------------------------
Victor L. Poirier                 3,200 (TCA)          2.12%         $ 9.39      03/04/02      $ 4,740     $ 9,946
                                  1,100 (TMO)          0.04% (3)     $14.81      09/22/04      $ 4,500     $ 9,946
                                  3,300 (TMD)          2.06% (3)     $ 7.14      03/30/02      $ 3,710     $ 7,799
------------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf              4,000 (TCA)          2.65%         $ 9.65      06/22/04      $10,660     $23,566
                                    200 (TMO)          0.01% (3)     $14.81      09/22/04      $   820     $ 1,808
------------------------------------------------------------------------------------------------------------------
Betty Silverstein  Russell        2,600 (TCA)          1.72%         $ 9.39      03/04/02      $ 3,850     $ 8,081
                                  4,400 (TCA)          2.92%         $ 9.65      06/22/04      $11,730     $25,922
                                    600 (TMO)          0.02% (3)     $14.81      09/22/04      $ 2,460     $ 5,425
------------------------------------------------------------------------------------------------------------------

(1) All of the options granted during the fiscal year are immediately exercisable as of the end of the fiscal year. Generally, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights lapse ratably over a one- to two-year period, depending on the option term, which may vary from three to five years, provided that the optionee continues to be employed by the granting company or another Thermo Electron company. The granting company may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation. Please see footnote 2 under the Summary Compensation Table on page 6 for the company abbreviations used in this table.

(2) The amounts shown in this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the granting company, the optionee's continued employment or service as a director through the option period and the date on which the options are exercised.

(3) These options were granted under stock option plans maintained by Thermo Electron companies other than the Corporation and, accordingly, are reported as a percentage of total options granted to employees of those companies.

Stock Options Exercised During Fiscal 1999

     The following table reports certain information regarding stock option exercises during fiscal 1999 and outstanding stock options held at the end of fiscal 1999 by the named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1999.

                   Aggregated Option Exercises In Fiscal 1999 And Fiscal 1999 Year-End Option Values
-----------------------------------------------------------------------------------------------------------------------
                                                                                  Number of             Value of
                                                                            Securities Underlying    Unexercised In-
                                                                            Unexercised Options at  the-Money Options
                                                 Shares                        Fiscal Year-End      at Fiscal Year-End
                                                Acquired         Value          (Exercisable/          (Exercisable/
          Name                  Company (1)    on Exercise    Realized (1)    Unexercisable) (2)      Unexercisable)
          ----                  -----------    -----------    ------------    ------------------      --------------
R. Michael Kleine                   TCA                --          --            110,000  /0           $     0  /--
                                    TMO                --          --             15,200  /0           $    38  /--
                                    TMD                --          --             40,000  /0           $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Victor L. Poirier                   TCA             36,000      $125,640         211,450  /0 (3)       $     0  /--
                                    TMO                --          --             46,123  /0 (4)       $   684  /--
                                    MKA                --          --              2,000  /0           $     0  /--
                                    ONX                --          --              2,000  /0           $     0  /--
                                    RGI                --          --              4,000  /0           $ 1,000  /--
                                    TMD               --           --             25,000  /0           $     0  /--
                                    TBA                --          --              2,000  /0           $16,750  /--
                                    TFG                --          --              2,000  /0           $ 4,376  /--
                                    TFT              4,500      $ 20,250              --  /0           $     0  /--
                                    THI                --          --              1,702  /0           $ 3,067  /--
                                    TLZ                --          --              5,000  /0           $     0  /--
                                    TLT                --          --                  0  /2,000            --  /$0(5)
                                    TKN               --           --              1,023  /0           $    56  /--
                                    TOC                --          --              6,000  /0           $ 5,430  /--
                                    TMQ                --          --              6,000  /0           $     0  /--
                                    TSR                --          --              7,500  /0           $ 3,750  /--
                                   TRIL                --          --                  0  /2,000            --  /$0(5)
                                    TXM                --          --              4,000  /0           $     0  /--
-----------------------------------------------------------------------------------------------------------------------
Timothy J. Krauskopf                TCA                --          --             75,800  /0           $ 9,636  /--
                                    TMO                --          --                500  /0           $    38  /--
-----------------------------------------------------------------------------------------------------------------------
Betty Silverstein                   TCA                --          --             68,490  /0 (3)       $     0  /--
Russell                             TMO                --          --             17,700  /0           $   114  /--
                                    TXM                --          --              4,000  /0           $     0  /--
-----------------------------------------------------------------------------------------------------------------------

(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2) All of the options reported outstanding at the end of the fiscal year were immediately exercisable as of the end of the fiscal year, except options to purchase the common stock of Thermo Trilogy Corporation and ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Exchange Act or (ii) nine years after the grant date. Generally, the shares acquired upon exercise are subject to repurchase by the granting company at the exercise price if the optionee ceases to be employed by, or to serve as a director of, such company or any other Thermo Electron company. The granting company may exercise its repurchase rights within six months after the termination of the optionee's employment or the cessation of directorship, as the case may be. For publicly-traded companies, the repurchase rights generally lapse ratably over a one-to ten-year period, depending on the option term, which may vary from five to twelve years, provided that the optionee continues to be employed by, or serve as a director of the granting company or another Thermo Electron company. For companies whose shares are not publicly-traded, the repurchase rights lapse in their entirety on the ninth anniversary of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. Please see footnote 2 under the Summary Compensation Table on page 6 for company abbreviations used in this table in addition to the following company abbreviations: Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as
     TFG), Thermo Fibertek Inc. (designated in the table as TFT), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as
     TMQ), Thermo Sentron Inc. (designated in the table as TSR) and Trex Medical Corporation (designated in the table as TXM).

(3) Options to purchase 30,000 and 20,000 shares of the Common Stock granted to Mr. Poirier and Ms. Silverstein Russell, respectively, are subject to the same terms as described in footnote (2), except that the repurchase rights are deemed to lapse 20% per year commencing on the sixth anniversary of the grant date.

(4) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Poirier are subject to the same terms as described in footnote (2), except that the repurchase rights of the granting company generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting company shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

(5) No public market existed for the shares underlying these options as of January 1, 2000. Accordingly, no value in excess of exercise price has been attributed to these options.

Executive Retention Agreements

     Thermo Electron has entered into agreements with certain executive officers and key employees of Thermo Electron and its subsidiaries that provide severance benefits if there is a change in control of Thermo Electron and their employment is terminated by Thermo Electron "without cause" or by the individual for "good reason," as those terms are defined therein, within 18 months thereafter. For purposes of these agreements, a change in control exists upon (i) the acquisition by any person of 40% or more of the outstanding common stock or voting securities of Thermo Electron; (ii) the failure of the Thermo Electron board of directors to include a majority of directors who are "continuing directors", which term is defined to include directors who were members of Thermo Electron's board on the date of the agreement or who subsequent to the date of the agreement were nominated or elected by a majority of directors who were "continuing directors" at the time of such nomination or election; (iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving Thermo Electron or the sale or other disposition of all or substantially all of the assets of Thermo Electron unless immediately after such transaction (a) all holders of Thermo Electron common stock immediately prior to such transaction own more than 60% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and
(b) no person after the transaction owns

40% or more of the outstanding voting securities of the resulting or acquiring corporation; or (iv) approval by stockholders of a complete liquidation or dissolution of Thermo Electron.

     In 1998 and 1999, Thermo Electron authorized executive retention agreements with Mr. Poirier and Mr. Kleine, respectively. These agreements provide that in the event the individual's employment is terminated under the circumstances described above, the individual would be entitled to a lump sum payment equal to the sum of (a) one times his highest annual base salary in any 12 month period during the prior five-year period, plus (b) one times his highest annual bonus in any 12 month period during the prior five-year period. In addition, the individual would be provided benefits for a period of one year after such termination substantially equivalent to the benefits package the individual would have been otherwise entitled to receive if the individual was not terminated. Further, all repurchase rights of Thermo Electron and its subsidiaries shall lapse in their entirety with respect to all options that the individual holds in Thermo Electron and its subsidiaries, including the Corporation, as of the date of the change in control. Finally, the individual would be entitled to a cash payment equal to $15,000 to be used toward outplacement services.

     Assuming that the severance benefits would have been payable as of January 1, 2000, the lump sum salary and bonus payment under such agreements to Mr. Poirier and Mr. Kleine would have been approximately $364,500 and $310,000, respectively. In the event that payments under these agreements are deemed to be so called "excess parachute payments" under the applicable provisions of the Internal Revenue Code, the individual would be entitled to receive a gross-up payment equal to the amount of any excise tax payable by him with respect to such payment, plus the amount of all other additional taxes imposed on him attributable to the receipt of such gross-up payment.

Transition Agreements

     On January 31, 2000, Thermo Electron announced that the Corporation is to be sold as part of a comprehensive corporate reorganization of Thermo Electron and its subsidiaries. On February 18, 2000, Mr. Kleine entered into a transition agreement with Thermo Electron providing that he will be entitled to receive a transaction bonus of $200,000 if the Corporation is sold for $400 million. If the sale price exceeds $400 million, Mr. Kleine would also receive 40% of the amount equal to 0.5% of the difference between the sale price and $400 million. Also, if the buyer of the Corporation does not offer Mr. Kleine continued employment in a comparable position, Thermo Electron will pay him severance equal to two times his annual base salary. Mr. Poirier also entered into a transition agreement with Thermo Electron providing that he will be entitled to receive a transaction bonus of $300,000 if the Corporation is sold for $400 million. If the sale price exceeds $400 million, he would receive 60% of the amount equal to 0.5% of the difference between the sale price and $400 million. Also, if the buyer of the Corporation does not offer Mr. Poirier continued employment in a comparable position, Thermo Electron will pay him severance equal to two times his annual base salary. If the Corporation terminates Mr. Kleine's or Mr. Poirier's employment without cause within 180 days prior to the closing of the sale of the Corporation, Mr. Kleine and Mr. Poirier would be entitled to receive the severance and transaction bonuses at the time of the sale. However, these bonuses would not be paid if they voluntarily leave their employment with the Corporation or are terminated for "cause" as such term is defined in the agreement.

     Mr. Krauskopf has a retention agreement with Thermo Electron under which he will receive a payment of 100% of his base salary upon the earlier of the sale of the Corporation or January 1, 2002. This bonus will not be paid if he voluntarily leaves his employment with the Corporation or is terminated for "cause", as such term is defined in the agreement, prior to the earlier to occur of the sale of the Corporation or January 1, 2002.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

     Decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). The Committee follows guidelines established by the human resources committee of the board of directors of its ultimate parent company, Thermo Electron. The compensation policies followed by the Committee are designed to reward and motivate executives in achieving long-term value for Stockholders and other business objectives, to attract and retain dedicated, talented individuals to accomplish the Corporation's objectives, to recognize individual contributions as well as the performance of the Corporation and its subsidiaries, and to encourage stock ownership by executives through stock-based compensation and stock retention programs in order to link executive and Stockholder interests.

     The Committee evaluates the competitiveness of its compensation practices through the use of market surveys and competitive analyses prepared by its outside compensation consultants. Internal fairness of compensation within the organization is also an important element of the Committee's compensation philosophy. Compensation of executives is also evaluated by comparing it to the compensation of other executives within the Thermo Electron organization who have responsibility to manage businesses of comparable size and complexity.

     The compensation program of the Corporation consists of annual cash compensation and long-term incentive compensation ("bonus"). Annual cash compensation is composed of base salary and performance-based incentive compensation, which is reviewed and determined annually. Long-term incentive compensation can be in the form of stock-based compensation such as stock options and restricted stock awards. The process for determining the components of executive compensation for the executive officers is described below.

Components of Executive Compensation

     Annual Cash Compensation

     Annual cash compensation consists of base salary and performance-based incentive compensation (`bonus"). The cash bonus paid to an executive varies from year to year based on the performance of the Corporation and the executive.

     The Committee assesses the competitiveness of annual cash compensation by establishing for each executive position at the beginning of each fiscal year a base salary and reference bonus for the position that together are intended to approximate the mid-point of competitive total annual cash compensation for organizations that are of comparable size and complexity as the Corporation.

     Base Salary. Generally, executive salaries are adjusted to reflect competitive salary levels or other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation. The Committee may also adjust individual salaries to reflect the assumption of increased responsibilities. The salary increases in fiscal 1999 for the named executive officers generally reflect this practice of adjustment and recognition of increased responsibilities.

     Performance-based Incentive Compensation ("Bonus"). The amount of incentive compensation actually earned by an executive from year to year varies with the performance of the Corporation and the executive. The Committee evaluates performance (1) by formulae using financial measures of profitability and contribution to Stockholder value and (2) by subjectively evaluating the executive's contribution to the achievement of the Corporation's long-term objectives. In fiscal 1999, the formulae used by the Committee measured return on net assets, return on sales, earnings improvement over a three-year period for the Corporation and, to a lesser extent, the Corporation's parent companies. The financial measures are not financial targets that are met, not met or exceeded, but assess the financial performance relative to the financial performance of comparable companies and are designed to penalize below-average performance and reward above-average performance. The relative weighting of the financial measures and subjective evaluation varies depending on the executive's role and responsibilities within the organization.

     The incentive compensation awarded to the named executive officers (other than the chief executive officer, which is discussed below under the caption "1999 CEO Compensation") for fiscal 1999 reflected the financial performance of the businesses of the Corporation for which they were responsible, as well as the Corporation as a whole.

     Long-term Incentive Compensation

     The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of stock-based compensation in shares of Common Stock and the common stock of other Thermo Electron companies.

     The Committee and management believe that awards of stock-based compensation in both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of stock-based compensation to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock-based compensation also results in management's compensation being closely linked to stock performance. In addition, because the employee's rights in stock-based compensation vest over periods of varying durations and are subject to forfeiture if the employee leaves the Corporation prematurely, stock-based compensation is an incentive for key employees to remain with the Corporation long-term. The Committee believes stock-based compensation awards in its parent companies, Thermo Electron and Thermedics, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers for each executive officer the annual value of stock-based compensation in the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares this value to competitive data. Awards are reviewed annually in conjunction with the annual review of cash compensation and additional awards are made periodically as deemed appropriate by the Committee. The Committee uses a modified Black-Scholes option pricing model to determine the value of an award. In determining the appropriate number of outstanding awards, the Committee considers such factors as the total compensation of the executive, the actual and anticipated contributions of the executive (which includes a subjective assessment by the Committee of the executive's future potential within the organization), size of the company, its stage of development, and its growth strategy, as well as the aggregate awards and compensation practices of comparable companies. In addition, the Committee considers the aggregate amount of outstanding awards granted to all employees to monitor the number of outstanding awards under the Corporation's stock-based compensation programs.

     The options awarded in fiscal 1999 to the named executive officers to purchase shares of Common Stock were made pursuant to a program that awarded options to certain eligible employees annually based on the number of shares of the Common Stock held by such employees as an incentive to buy and hold the Corporation's shares. These option awards were independent of the award of stock options as an incentive for management performance. Certain awards to the named executive officers in 1999 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs. These programs have been discontinued for future periods.

Stock Ownership Policy

     The Committee established a stock holding policy for the chief executive officer of the Corporation that requires him to own a multiple of his compensation in shares of the Corporation's Common Stock. The multiple is one times his base salary and reference bonus for the fiscal year in which compliance is achieved. The chief executive officer has three years from the adoption of the policy to achieve this ownership level.

     In order to assist the chief executive officer in complying with the policy, the Committee also adopted a stock holding assistance plan under which the Corporation is authorized to make interest-free loans to the chief executive officer to enable him to purchase shares of Common Stock in the open market. Any loans are required to be repaid upon the earlier of demand or the tenth anniversary of the date of the loan, unless otherwise determined by the Committee. No loans were outstanding under this program in fiscal 1999. See "Relationship with Affiliates - Stock Holding Assistance Plan."

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to executive officers in excess of $1 million unless the compensation qualifies as "performance-based" or is otherwise exempt under Section 162(m). The Committee considers the potential effect of Section 162(m) in designing its compensation program, but reserves the right to use its independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on the Corporation. From time to time, the Committee reexamines the Corporation's compensation practices and the potential effect of Section 162(m).

1999 CEO Compensation

     Mr. Kleine was appointed the Corporation's chief executive officer in November 1998. At that time, Mr. Kleine's salary was established in arms-length negotiations and reflected competitive compensation for CEO positions in comparable companies. The Committee did not adjust Mr. Kleine's salary for fiscal 1999. In determining Mr. Kleine's bonus for fiscal 1999, the Committee considered the financial performance of the Corporation, using the measures described above for all executive officers under the caption "Components of Executive Compensation -Annual Cash Compensation - Performance-based Incentive Compensation." The Committee's subjective evaluation of Mr. Kleine's performance considered, among other things, his effectiveness in furthering the Corporation's business and financial objectives.

     Awards to Mr. Kleine of stock-based compensation in Common Stock are reviewed and determined periodically by the Committee using the criteria described above under the caption "Components of Executive Compensation -Long-term Incentive Compensation." No awards of stock options to purchase shares of Common Stock were made by the Committee to Mr. Kleine in fiscal 1999. The award to purchase 200 shares of common stock of Thermo Electron granted to Mr. Kleine in fiscal 1999 was made by the Thermo Electron human resources committee under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock. These programs have been discontinued for future periods.

                      Dr. Elias P. Gyftopoulos (Chairman)
                            Dr. Nicholas T. Zervas
                              Dr. Leonard Laster

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Abiomed Inc., Datascope Corp., Boston Scientific Corp., Thoratec Labs Corp., Baxter International, Inc., Medtronic, Inc. and St. Jude Medical, Inc. as of the last trading day of the Corporation's fiscal year.

          Comparison of Total Return Among Thermo Cardiosystems Inc.,
         the American Stock Exchange Market Value Index and Peer Group
                  from December 31, 1994 to December 31, 1999


                             [GRAPH APPEARS HERE]

     --------------------------------------------------------------------------
                 12/31/94  12/31/95  12/31/96   12/31/97   12/31/98    12/31/99
     --------------------------------------------------------------------------
         TCA       100       483       269        247         98          61
     --------------------------------------------------------------------------
        AMEX       100       126       134        163        166         214
     --------------------------------------------------------------------------
      PEER GRP     100       183       213        248        332         324
     --------------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TCA), the American Stock Exchange Market Value Index (AMEX) and the Peer Group (PEER GRP) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TCA."

                         RELATIONSHIP WITH AFFILIATES

     Thermo Electron has, from time to time, caused certain subsidiaries to sell minority interests to investors resulting in several majority-owned, private and publicly-held subsidiaries. Thermedics has created the Corporation as a majority-owned, publicly-held subsidiary. The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries."

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries, including the Corporation, have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and the Thermo Subsidiaries.

     The Charter currently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 0.8% of the Corporation's revenues for these services in fiscal 1999. The annual fee will remain at 0.8% of the Corporation's revenues for fiscal 2000. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1999, Thermo Electron assessed the Corporation $633,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. In fiscal 1999, the Corporation was billed an additional

$204,000 by Thermo Electron for certain administrative services required by the Corporation that were not covered by the Services Agreement. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     The Corporation subleases office and research facilities from Thermedics and pays to Thermedics a pro rata amount based on the actual square footage occupied by the Corporation, at a rate approximately equal to Thermedics' rent per square foot under its prime lease. The sublease expires in February 2004. The Corporation paid approximately $171,000 to Thermedics in sublease payments during 1999. The Corporation also pays Thermedics for the Corporation's portion of certain expenses shared with Thermedics at the subleased facilities. In 1999, the Corporation paid Thermedics $196,000 for such expenses.

     At year-end 1998, $20,717,000 of the Corporation's cash equivalents were invested pursuant to a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lent excess cash to Thermo Electron, which Thermo Electron collateralized with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement were readily convertible into cash by the Corporation. The repurchase agreement earned a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

     Effective June 1999, the Corporation and Thermo Electron commenced use of a new domestic cash management arrangement. Under the new arrangement, amounts advanced to Thermo Electron by the Corporation for domestic cash management purposes bear interest at the 30-day Dealer Commercial Paper Rate plus 50 basis points, set at the beginning of each month. Thermo Electron is contractually required to maintain cash, cash equivalents, and/or immediately available bank lines of credit equal to at least 50% of all funds invested under this cash management arrangement by all Thermo Electron subsidiaries other than wholly owned subsidiaries. The Corporation has the contractual right to withdraw its funds in the cash management arrangement upon 30 days' prior notice. At year-end 1999, the Corporation had invested $13,961,000 under this arrangement.

     Thermo Electron's Tecomet division provides metal fabrication services in connection with the manufacture of the heart assist devices sold by the Corporation. During 1999, the Corporation paid Tecomet $3,651,000 for these services.

     In 1999, the Corporation subleased approximately 12,000 square feet of office and research facilities from Thermedics Detection Inc., a majority-owned public subsidiary of Thermedics, under a sublease expiring in December 2000. In 1999, the Corporation paid base rent of $65,000 and its pro rata allocation of the facility's aggregate operating costs, real estate taxes and utilities which amount equaled $49,800.

     At January 1, 2000, the Corporation owed Thermo Electron and its other subsidiaries an aggregate of $713,000 for amounts due under the Services Agreement and related administrative charges, for other products and services, and for miscellaneous items. The largest amount of such net indebtedness owed by the Corporation to Thermo Electron and its other subsidiaries since January 2, 1999 was $713,000. These amounts do not bear interest and are expected to be paid in the normal course of business.

     On January 31, 2000, Thermo Electron announced a reorganization plan involving itself and certain of its subsidiaries, including the Corporation. Under the plan, Thermo Electron intends to sell the Corporation.

Stock Holding Assistance Plan

     The human resources committee of the Corporation (the "Committee") established a stock holding policy that requires the chief executive officer of the Corporation to acquire and hold a minimum number of shares of Common Stock. In order to assist the chief executive officer in complying with the policy, the Committee also established a stock holding assistance plan under which the Corporation may make interest-free loans to the chief executive officer to enable him to purchase Common Stock in the open market. No such loans are currently outstanding under the plan.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 2000. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1988. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

                                 OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be included in the proxy statement and form of proxy relating to the 2001 Annual Meeting of the Stockholders of the Corporation and to be presented at such meeting must be received by the Corporation for inclusion in the proxy statement and form of proxy no later than December 23, 2000. Notices of Stockholder proposals submitted outside the processes of Rule 14a-8 of the Exchange Act (relating to proposals to be presented at the meeting but not included in the Corporation's proxy statement and form of proxy), will be considered untimely, and thus the Corporation's proxy may confer discretionary voting authority on the persons named in the proxy with regard to such proposals, if received after March 6, 2001.

                            SOLICITATION STATEMENT

     The cost of solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally or by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Woburn, Massachusetts
April 12, 2000

                                 FORM OF PROXY

                           THERMO CARDIOSYSTEMS INC.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints John T. Keiser, R. Michael Kleine and Theo Melas-Kyriazi or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Cardiosystems Inc., a Massachusetts corporation (the "Company"), to be held on Thursday, May 25, 2000 at 10:00 a.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 31, 2000, with all of the powers the undersigned would possess if personally present at such meeting:

           (IMPORTANT - TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

          Please mark your
[X]       votes as in this
          example.

1.   ELECTION OF DIRECTORS OF THE COMPANY (see reverse).

          FOR  [    ]              WITHHELD  [    ]

________________________________________
FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any)

Nominees: Walter J. Bornhorst, Elias P. Gyftopoulos, John T. Keiser, R. Michael Kleine, Leonard Laster, Victor L. Poirier and Nicholas T. Zervas.

2. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted "FOR" the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy statement have been received by the undersigned.

SIGNATURE(S)____________________________________________ DATE___________________
Note: This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.